MGP INGREDIENTS REPORTS SECOND QUARTER 2019 RESULTS

ATCHISON, Kan., July 31, 2019 - MGP Ingredients, Inc. (Nasdaq:MGPI), a leading supplier of premium distilled spirits and specialty wheat proteins and starches, today reported results for the second quarter ended June 30, 2019.

2019 second quarter results compared to 2018 second quarter results

•	Consolidated sales increased 2.5% to $90.5 million, reflecting growth in both the Distillery Products and Ingredient Solutions segments.

•	Consolidated gross profit increased 0.4% to $19.5 million, as a decline in Distillery Products gross profit was more than offset by gains in Ingredient Solutions.

•	Consolidated operating income decreased 2.3% to $10.9 million.

•	Earnings per share increased to $0.46 per share from $0.44 per share, reflecting a lower tax rate and other tax related items for the quarter.

“While we are pleased with the improved results for most parts of our business, sales of aged whiskey have lagged our expectations. We remain confident in both the long-term demand for, and the value of this inventory, and expect to see a significant increase in sales of aged whiskey over the remainder of the year. However, we believe there is some possibility we might have difficulty completing transactions for all of our projected sales of aged whiskey by the close of the year,” said Gus Griffin, president and CEO of MGP Ingredients. “As a result, we are revising our guidance for the full year to include that possibility.”

Distillery Products Segment
In the second quarter of 2019, sales for the Distillery Products segment increased 1.9% to $74.0 million. The year over year increase during the quarter was primarily attributed to growth of new distillate sales, which was partially offset by a decline in sales of aged whiskey. Gross profit declined slightly to $16.5 million, or 22.3% of segment sales, compared to $16.7 million, or 23.0% of segment sales in the second quarter 2018.

“As expected, we saw strong double digit growth in sales of new distillate this quarter and, as a result, year to date sales of new distillate are up low single digits. This quarter was our third largest quarter ever for new distillate sales and reflects both the continued robust health of the category and our strong position supporting that growth. Sales of aged whiskey were down for the quarter and continue to trail last year. Several orders failed to transact at the end of the quarter, highlighting both the longer term demand and the inherent challenges in implementing this strategy on a timely basis. Despite the decline in aged sales, our trailing twelve-month revenue for total brown goods is up 8.2% over the prior year period, reflecting sustained growth rates above those of the American Whiskey category,” said Griffin. “White beverage goods and industrial alcohol both had increased sales for the quarter, and fortunately without the margin compression we saw in the first quarter.”

Premium Beverage Alcohol (in thousands)	Sales Quarter Ended June 30,		Quarter vs. Quarter Sales Change Increase/(Decrease)
	2019	2018	$ Change	% Change
Brown Goods	$27,621	$27,736	$(115)	(0.4)%
White Goods	14,691	14,464	227	1.6
Premium Beverage Alcohol	$42,312	$42,200	$112	0.3%

Ingredient Solutions Segment
For the 2019 second quarter, sales in the Ingredient Solutions segment increased 5.6% to $16.5 million. Gross profit increased to $3.0 million, or 18.3% of segment sales, compared to $2.8 million, or 17.7% of segment sales in the second quarter 2018.

“We are pleased with the improved results of our Ingredient Solutions business this quarter, reporting gains in both revenue and gross profit,” continued Griffin. “While 2018 will continue to be a tough comparison due to the loss of a major customer at the end of the year, we remain very confident in the long-term growth capabilities of this segment as we leverage the sustained consumer interest in plant-based proteins, high fiber, high protein, non-GMO and clean label products.”

Other
Corporate selling, general and administrative expenses of $8.6 million for the second quarter 2019 increased 4.1% compared to the second quarter 2018 primarily due to higher professional fees.

The corporate effective tax rate for the quarter was 25.0%, compared with 30.6% in the year ago period.

Earnings per share increased to $0.46 for the second quarter 2019, compared to $0.44 for the second quarter 2018.

2019 Guidance
MGP is revising its guidance for fiscal 2019:

•	2019 sales growth is projected in the mid-single-digit percentage range versus 2018.

•	2019 gross margins are expected to increase modestly as compared to 2018.

•	The Company’s estimate of growth in operating income in 2019 is 10% to 20%.

•	2019 effective tax rate is forecasted to be approximately 19%, and shares outstanding are expected to be approximately 17 million at year end.

•	Earnings per share are forecasted to be in the $2.55 to $2.75 range inclusive of our new, lower projected effective tax rate.

Conclusion
“While we are still not where we would like to be in terms of year to date operating income growth, we have seen a significant recovery in most areas of our business. We remain confident in our long-term strategy and remain well-positioned against strong macro consumer trends,” stated Griffin. “We expect to report an improved performance over the back half of the year and are off to a strong start in the third quarter. Our warehouse expansion plan remained on track during the quarter, allowing us to increase our storage capacity and complete the project by the end of 2020. Additionally, our investment in aged whiskey inventory has now reached $85.5 million, at cost, an increase of $6.0 million from the first quarter 2019 as we continue to see long-term value in building this inventory.

“We continued to progress our brands initiative, focusing on increasing distribution and sales velocity in our existing markets,” Griffin continued. “In November 2019, we will release Remus Volstead Reserve Straight Bourbon Whiskey, a one-time, extremely limited, 14 year old bottled-in-bond offering. The new release, which has a suggested retail price of $199.99 per 750-ml bottle, coincides with the 100th anniversary of the start of National Prohibition. This one-of-a-kind whiskey highlights all of our exceptional whiskey making capabilities.”

Conference Call and Webcast Information
MGP Ingredients will host a conference call for analysts and institutional investors at 10 a.m. ET today to discuss these results and current business trends. The conference call and webcast will be available via:

Webcast:        ir.mgpingredients.com on the Events & Presentations page
Conference Call:    844-308-6398 (domestic) or 412-717-9605 (international)

About MGP Ingredients, Inc.
Founded in 1941, MGP is a leading supplier of premium distilled spirits and specialty wheat proteins and starches. Distilled spirits include bourbon and rye whiskeys, gins and vodkas, which are expertly crafted through a combination of art and science and backed by a long history of experience. The company's proteins and starches are created in the same manner and provide a host of functional, nutritional and sensory benefits for a wide range of food products. MGP additionally is a top producer of high quality industrial alcohol for use in both food and non-food applications. The company is headquartered in Atchison, Kansas, where distilled alcohol products and food ingredients are produced. Premium spirits are also distilled and matured at the company's facility in Lawrenceburg, Indiana. For more information, visit mgpingredients.com.

Cautionary Note Regarding Forward-Looking Statements
This news release contains forward-looking statements as well as historical information. All statements, other than statements of historical facts, included in this news release regarding the prospects of our industry and our prospects, plans, financial position, business strategy, guidance on growth in operating income, sales, gross margin, and future effective tax rate may constitute forward-looking statements. In addition, forward-looking statements are usually identified by or are associated with such words as "intend," "plan," "believe," "estimate," "expect," "anticipate," "hopeful," "should," "may," "will," "could," "encouraged," "opportunities," "potential" and/or the negatives or variations of these terms or similar terminology. They reflect management's current beliefs and estimates of future economic circumstances, industry conditions, Company performance, and Company financial results and are not guarantees of future performance. All such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those contemplated by the relevant forward-looking statement. Important factors that could cause actual results to differ materially from our expectations include, among others: (i) disruptions in operations at our Atchison facility or our Indiana facility, (ii) the availability and cost of grain and flour, and fluctuations in energy costs, (iii) the effectiveness of our grain purchasing program to mitigate our exposure to commodity price fluctuations, (iv) the effectiveness or execution of our strategic plan, (v) potential adverse effects to operations and our system of internal controls related to the loss of key management personnel, (vi) the competitive environment and related market conditions, (vii) the ability to effectively pass raw material price increases on to customers, (viii) our ability to maintain compliance with all applicable loan agreement covenants, (ix) our ability to realize operating efficiencies, (x) actions of governments, and (xi) consumer tastes and preferences. For further information on these and other risks and uncertainties that may affect our business, including risks specific to our Distillery Products and Ingredient Solutions segments, see Item 1A. Risk Factors of our Annual Report on Form 10-K for the year ended December 31, 2018.

For More Information
Investors & Analysts:
Mike Houston
646-475-2998 or investor.relations@mgpingredients.com

Media:
Greg Manis
913-360-5440 or greg.manis@mgpingredients.com

MGP INGREDIENTS, INC.
OPERATING INCOME ROLLFORWARD
(Dollars in thousands)

Operating income, quarter versus quarter	Operating Income	Change
Operating income for quarter ended June 30, 2018	$11,132
Increase in gross profit - ingredient solutions segment	258	2.3	pp(a)
Decrease in gross profit - distillery products segment	(177)	(1.6)	pp
Increase in SG&A expenses	(339)	(3.0)	pp
Operating income for quarter ended June 30, 2019	$10,874	(2.3)%

Operating income, year to date versus year to date	Operating Income	Change
Operating income for year to date ended June 30, 2018	$21,521
Decrease in gross profit - ingredient solutions segment	(1,402)	(6.5)	pp(a)
Decrease in gross profit - distillery products segment	(808)	(3.8)	pp
Decrease in SG&A expenses	76	0.4	pp
Operating income for year to date ended June 30, 2019	$19,387	(9.9)%

(a) Percentage points (“pp”).

MGP INGREDIENTS, INC.
EARNINGS PER SHARE (“EPS”) ROLLFORWARD

Change in basic and diluted EPS, quarter versus quarter	Basic and Diluted EPS	Change
Basic and diluted EPS for quarter ended June 30, 2018	$0.44
Decrease in operations(a)	(0.01)	(2.3)	pp(b)
Change in income tax	0.04	9.2	pp
Increase in weighted average shares outstanding	(0.01)	(2.3)	pp
Basic and diluted EPS for quarter ended June 30, 2019	$0.46	4.6%

Change in basic and diluted EPS, year to date versus year to date	Basic and Diluted EPS	Change
Basic and diluted EPS for year to date ended June 30, 2018	$0.96
Decrease in operations(a)	(0.11)	(11.5)	pp(b)
Tax: Change in share-based compensation	0.11	11.5	pp
Tax: Change in effective tax rate (excluding above tax item)	0.04	4.2	pp
Tax: Change in other	0.04	4.1	pp
Increase in weighted average shares outstanding	(0.01)	(1.0)	pp
Basic and diluted EPS for year to date ended June 30, 2019	$1.03	7.3%

(a)	Items are net of tax based on the effective tax rate for the base year (2018).

(b)	Percentage points (“pp”).

MGP INGREDIENTS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)
(Dollars in thousands)

	Quarter Ended June 30,		Year to date Ended June 30,
	2019	2018	2019	2018
Sales	$90,501	$88,252	$179,597	$176,208
Cost of sales	70,979	68,811	143,415	137,816
Gross profit	19,522	19,441	36,182	38,392
Selling, general and administrative expenses	8,648	8,309	16,795	16,871
Operating income	10,874	11,132	19,387	21,521
Interest expense, net	(321)	(289)	(573)	(496)
Income before income taxes	10,553	10,843	18,814	21,025
Income tax expense	2,642	3,316	1,183	4,571
Net income	$7,911	$7,527	$17,631	$16,454

Income attributable to participating securities	51	148	117	323
Net income attributable to common shareholders and used in EPS calculation	$7,860	$7,379	$17,514	$16,131

Share information:
Basic and Diluted weighted average common shares	17,021,599	16,869,481	16,994,864	16,856,423

Basic and diluted earnings per common share	$0.46	$0.44	$1.03	$0.96

MGP INGREDIENTS, INC.
CONDENSED CONSOLIDATED BALANCE SHEET (UNAUDITED)

(Dollars in thousands)	June 30, 2019	December 31, 2018	(Dollars in thousands)	June 30, 2019	December 31, 2018
ASSETS			LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Assets:			Current Liabilities:
Cash and cash equivalents	$2,162	$5,025	Current maturities of long-term debt	$393	$386
Receivables, net	41,604	38,797	Accounts payable	20,711	25,363
Inventory	118,007	108,769	Accrued expenses	11,014	11,714
Prepaid expenses	1,834	1,320	Total Current Liabilities	32,118	37,463
Refundable income taxes	5,404	712	Other Liabilities:
Total Current Assets	169,011	154,623	Long-term debt, less current maturities	40,851	21,040
			Credit agreement - revolver	1,245	10,588
			Operating lease liability	4,112	—
			Deferred credits	1,399	1,565
Property and equipment	299,666	295,893	Accrued retirement, health, and life insurance benefits	2,482	2,595
Less accumulated depreciation and amortization	(179,772)	(175,105)	Other noncurrent liabilities	1,851	1,523
Property, Plant, and Equipment, net	119,894	120,788	Deferred income taxes	2,224	1,677
Operating lease right-of-use asset, net	6,163	—	Total Liabilities	86,282	76,451
Other assets	3,656	2,481	Stockholders’ equity	212,442	201,441
TOTAL ASSETS	$298,724	$277,892	TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$298,724	$277,892

MGP INGREDIENTS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)
(Dollars in thousands)

	Year to Date Ended June 30,
	2019	2018
Cash Flows from Operating Activities
Net income	$17,631	$16,454
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	5,602	5,826
Gain on sale of assets	(138)	—
Share-based compensation	2,267	1,968
Deferred income taxes, including change in valuation allowance	547	729
Changes in operating assets and liabilities:
Receivables, net	(2,807)	(1,411)
Inventory	(9,238)	(13,338)
Prepaid expenses	(514)	(620)
Refundable income taxes	(4,692)	446
Accounts payable	(2,883)	(5,106)
Accrued expenses	(2,750)	(3,232)
Deferred credits	(166)	(362)
Accrued retirement health, and life insurance benefits	211	(111)
Net cash provided by operating activities	3,070	1,243
Cash Flows from Investing Activities
Additions to property, plant, and equipment	(6,192)	(13,065)
Deferred compensation plan investments	(1,177)	—
Net cash used in investing activities	(7,369)	(13,065)
Cash Flows from Financing Activities
Payment of dividends and dividend equivalents	(3,427)	(2,750)
Purchase of treasury stock for tax withholding on equity-based compensation	(5,467)	(2,073)
Proceeds on long-term debt	20,000	—
Principal payments on long-term debt	(192)	(185)
Proceeds from credit agreement - revolver	12,625	16,946
Payments on credit agreement - revolver	(22,025)	(920)
Other	(78)	—
Net cash provided by financing activities	1,436	11,018
Decrease in cash and cash equivalents	(2,863)	(804)
Cash and cash equivalents, beginning of period	5,025	3,084
Cash and cash equivalents, end of period	$2,162	$2,280